Exhibit 99.2

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

Securities code: 8279

June 6, 2025

(Date of commencement of measures for electronic provision: May 30, 2025)

To Shareholders with Voting Rights:

Sumito Kawano President and Representative Director YAOKO CO., LTD. 1-10-1 Arajukumachi, Kawagoe-shi, Saitama Prefecture, Japan

NOTICE OF

THE 68th ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

We hereby inform you that the 68th Annual General Meeting of Shareholders of YAOKO CO., LTD. (the “Company”) will be held as described below.

The Company has taken measures for electronic provision for the convocation of this General Meeting of Shareholders and has posted the matters to be provided electronically on the website below as the “Notice of the 68th Annual General Meeting of Shareholders.”

The Company’s website: https://www.yaoko-net.com/en/

In addition to the above, the matters to be provided electronically are also posted on the website below.

The Tokyo Stock Exchange’s website (Listed Company Search)

https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

Please access the Tokyo Stock Exchange’s website above, enter “YAOKO” in Issue name (Company’s name) or “8279” in Code, and select “Basic information” and then “Documents for public inspection/PR information” to view the information.

If you are unable to attend the meeting, you may exercise your voting rights in writing or via the internet, so please exercise your voting rights by 6:00 p.m. on Monday, June 23, 2025, Japan time.

1.	Date and Time:	Tuesday, June 24, 2025 at 10:00 a.m. Japan time (The reception desk opens at 9:00 a.m.)
2.	Place:	YAOKO Support Center (Head Office) 1-10-1 Arajukumachi, Kawagoe-shi, Saitama Prefecture, Japan
3.	Meeting Agenda:
	Matters to be reported:	1.	The Business Report and Consolidated Financial Statements for the Company’s 68th Fiscal Year (April 1, 2024 - March 31, 2025) and results of audits by the Accounting Auditor and the Board of Corporate Auditors of the Consolidated Financial Statements

		2.	Non-consolidated Financial Statements for the Company’s 68th Fiscal Year (April 1, 2024 - March 31, 2025)

Proposals to be resolved:
	Proposal 1:	Appropriation of Surplus
	Proposal 2:	Election of Eight (8) Directors
	Proposal 3:	Approval of the Share Transfer Plan

4.	Other Matters Concerning This Notice:

Pursuant to laws and regulations and the Company's Articles of Incorporation, among the matters to be provided electronically, the following items are not included in the written document to be delivered to shareholders, regardless of whether or not a request for delivery of the written document is made. The Auditors and the Accounting Auditor have audited the documents to be audited, including the following.

- Systems for Ensuring Appropriateness of Operations

- Consolidated Statement of Changes in Equity and Notes to Consolidated Financial Statements

- Non-consolidated Statement of Changes in Equity and Notes to Non-Consolidated Financial Statements

■	When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk on the day of the meeting.

■	Should the matters to be provided electronically require revisions, the revised versions will be posted on the websites listing them.

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal 1: Appropriation of Surplus

Regarding appropriation of surplus, upon comprehensive consideration of maintaining payment of stable dividends and appropriately returning profits to shareholders as well as securing internal reserve for further strengthening the management foundation and vigorous business development going forward, it is proposed that the year-end dividend for the fiscal year under review be paid as follows.

1.	Matters concerning year-end dividend

It is proposed that the year-end dividend for the 68th fiscal year be 70.00 yen per share.

As the Company paid an interim dividend of 55.00 yen per share in December 2024, the annual dividend will be 125.00 yen per share.

(1)	Type of dividend property

Cash

(2)	Matters related to the allotment of dividend property to shareholders and the total amount thereof

70.00 yen per share of the Company’s common stock, for a total of 2,932,594,700 yen

(3)	Effective date of distribution of surplus

June 25, 2025

2.	Other matters concerning appropriation of surplus

(1)	Item and the amount of surplus to be decreased

Retained earnings brought forward:	11,000,000,000 yen
(2)	Item and the amount of surplus to be increased

General reserve:	11,000,000,000 yen

Proposal 2: Election of Eight (8) Directors

The terms of office of all eight (8) Directors will expire at the conclusion of this General Meeting of Shareholders. Accordingly, the election of eight (8) Directors is proposed.

The candidates for Director are as follows.

No.	Name		Current positions and responsibilities at the Company	Attendance at the Board of Directors meetings
1	Yukio Kawano	[Reappointment]	Chairman and Representative Director	13/13
2	Sumito Kawano	[Reappointment]	President and Representative Director	13/13
3	Masanobu Kamiike	[Reappointment]	Senior Managing Director Chief Administrative Officer and in charge of Store Development Division	13/13
4	Takanori Ishizuka	[Reappointment]	Executive Managing Director Chief Director of Sales Management, General Manager of Sales Department 1 and Sales Department 2 and in charge of Sales Division	13/13
5	Hiroaki Yagihashi	[Reappointment]	Director Chief Director of Store Development	13/13
6	Asako Saito	[Reappointment] [External] [Independent]	External Director	13/13
7	Takashi Kuzuhara	[Reappointment] [External] [Independent]	External Director	13/13
8	Yumiko Kamada	[New appointment] [External] [Independent]		-/-

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
1	Yukio Kawano (April 25, 1942) [Reappointment]	January 1969	Joined Yaoko Ltd., General Manager of Sales Department	703,202
		March 1974	Reorganized Yaoko Ltd. and established YAOKO CO., LTD.; Director
		October 1974	Senior Managing Director, the Company
		May 1981	Representative Director, the Company
		January 1985	President and Representative Director, the Company
		June 2007	Chairman and Representative Director, the Company (to present)
[Significant concurrent positions]
• President, Kawano Masanori Memorial Public Interest Incorporated Foundation for Promotion of Pediatrics

[Reason for nomination as a candidate for Director]

Mr. Yukio Kawano has been involved in the Company’s management for many years and has extensive knowledge of the Company’s overall management and the overall retail industry. As Chairman and Representative Director, he has been sufficiently fulfilling his role in decision-making on important management matters, supervision of business execution and others. Therefore, the Company renominates him as a candidate for Director.

2	Sumito Kawano (October 27, 1975) [Reappointment]	April 2001	Joined the Company	751,072
		January 2009	General Manager of Grocery Department, the Company
		June 2009	Director; General Manager of Grocery Department, the Company
		December 2009	Director; Deputy Director of Management Reform Promotion and General Manager of Grocery Department, the Company
		March 2011	Director; Deputy Director of Management Reform Promotion and Deputy Director of Sales Management, the Company
		June 2011	Executive Managing Director; Deputy Director of Management Reform Promotion and Deputy Director of Sales Management, the Company
		February 2012	Executive Vice President and Representative Director, the Company
		April 2013	President and Representative Director, the Company (to present)
[Significant concurrent positions]
• Representative Director, Ave Co., Ltd. • Representative Director, Foocot Co., Ltd. • President, Public Interest Incorporated Foundation YAOKO Child Support Foundation

[Reason for nomination as a candidate for Director]

Having accumulated business experience in merchandising, sales, and other departments of the Company, Mr. Sumito Kawano, as President and Representative Director, has been sufficiently fulfilling his role in decision-making on important management matters, supervision of business execution and others. Therefore, the Company renominates him as a candidate for Director.

3	Masanobu Kamiike (May 5, 1964) [Reappointment]	January 2005	Joined the Company	6,200
		April 2008	Chief Director of Store Development and General Manager of Store Development Management Division, the Company
		June 2008	Director; Chief Director of Store Development and General Manager of Store Development Management Division, the Company
		April 2013	Director; Chief Director of Business Management, General Manager of Corporate Planning Office, and Chief Director of Human Resources & General Affairs, the Company
		June 2013	Executive Managing Director; Chief Director of Business Management, General Manager of Corporate Planning Office, and Chief Director of Human Resources & General Affairs, the Company
		March 2019	Executive Managing Director; Chief Director of Business Management, Chief Director of Human Resources & General Affairs, and in charge of Store Development Division, the Company
		March 2020	Executive Managing Director; Chief Administrative Officer and in charge of Store Development Division, the Company
		March 2022	Senior Managing Director; Chief Administrative Officer and in charge of Store Development Division, the Company
		March 2024	Senior Managing Director; Chief of Administrative Officer, in charge of Store Development Division, and General Manager of Finance Department, the Company
		March 2025	Senior Managing Director; Chief of Administrative Officer and in charge of Store Development Division, the Company (to present)

[Reason for nomination as a candidate for Director]

Mr. Masanobu Kamiike has business experience in store development, business management and other departments of the Company. As Senior Managing Director, he has been sufficiently fulfilling his role in decision-making on important management matters, as well as supervision of business execution and others mainly of corporate planning, finance, human resources, general affairs, and store development departments. Therefore, the Company renominates him as a candidate for Director.

4	Takanori Ishizuka (November 5, 1973) [Reappointment]	April 1996	Joined the Company	2,164
		February 2012	General Manager of Sales Management Office and General Manager in charge of Merchandise Development, the Company
		October 2012	General Manager of Sales Management Office, General Manager in charge of Merchandise Development, and General Manager in charge of Operation Promotion, the Company
		February 2013	General Manager of Sales Management Office and General Manager in charge of Operation Promotion, the Company
		April 2015	General Manager of Delicatessen Division, the Company
		June 2015	Director; General Manager of Delicatessen Division, the Company
		March 2020	Director; General Manager of Sales Department 1 and Sales Department 2 and in charge of Sales Division, the Company
		March 2021	Director; Deputy Director of Sales Management and General Manager of Sales Department 1 and Sales Department 2, the Company
		October 2021	Director; Deputy Director of Sales Management, General Manager of Sales Department 1 and Sales Department 2 and in charge of information systems, the Company
		March 2022	Executive Managing Director; Chief Director of Sales Management, the Company
		April 2025	Executive Managing Director; Chief Director of Sales Management, General Manager of Sales Department 1 and Sales Department 2 and in charge of Sales Division, the Company (to present)

[Reason for nomination as a candidate for Director]

Mr. Takanori Ishizuka has business experience in sales, merchandise, and other departments of the Company. As Executive Managing Director, he has been sufficiently fulfilling his role in decision-making on important management matters, as well as supervision of business execution and others for overall sales departments. Therefore, the Company renominates him as a candidate for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
5	Hiroaki Yagihashi (December 6, 1965) [Reappointment]	October 2008	Joined the Company	500
		February 2012	General Manager of Store Planning Department, the Company
		March 2016	Chief Director of Store Development, the Company
		June 2017	Director; Chief Director of Store Development, the Company
		March 2018	Director; Chief Director of Store Development, General Manager of Store Development Management Division, and General Manager in charge of Store Development Strategy, the Company
		November 2018	Director; Chief Director of Store Development, the Company
		March 2019	Director; Chief Director of Store Development, General Manager of Store Development Management Division, and General Manager in charge of Store Development Strategy, the Company
		March 2020	Director; Chief Director of Store Development and General Manager of Store Development Management Division, the Company
		March 2024	Director; Chief Director of Store Development, the Company (to present)

[Reason for nomination as a candidate for Director]

Mr. Hiroaki Yagihashi has business experience in store design, store development, and other departments of the Company. As Director, he has been sufficiently fulfilling his role in decision-making on important management matters, as well as supervision of business execution and others mainly of store development departments. Therefore, the Company renominates him as a candidate for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
6	Asako Saito (January 21, 1968) [Reappointment] [External] [Independent]	April 1990	Joined Mercedes-Benz Japan Co., Ltd.	400
		September 1997	Joined Boston Consulting Group Japan Co., Ltd.
		March 2000	Joined Louis Vuitton Japan K.K.
		June 2002	COO, Celux Co., Ltd.
		October 2008	President and Representative Director, Dramatic Co., Ltd.
		June 2015	Director, the Company (to present)
		August 2015	Director, Cogito Education and Management Inc.
		June 2018	Outside Director, WATABE WEDDING CORPORATION
		March 2019	Outside Director, Mitsubishi Pencil Co., Ltd. (to present)
		May 2020	Outside Director, SANYO SHOKAI LTD.
		November 2020	Outside Director, CIRCULATION Co., Ltd. (to present)
		November 2020	Representative Director, BLOOM Co., Ltd. (to present)
		June 2024	Outside Director (Audit and Supervisory Committee Member), SPARX Group Co., Ltd. (to present)

[Significant concurrent positions]

• Outside Director, Mitsubishi Pencil Co., Ltd.

• Outside Director, CIRCULATION Co., Ltd.

• Representative Director, BLOOM Co., Ltd.

• Outside Director (Audit and Supervisory Committee Member), SPARX Group Co., Ltd.

[Reason for nomination as a candidate for External Director and overview of the expected role]

Ms. Asako Saito has been highly evaluated for her achievements and insight as an executive manager in marketing and branding. She has been sufficiently fulfilling her role in decision-making on important matters of the Company’s management, supervision of business execution and others. Therefore, the Company believes that she can continue to provide appropriate supervision and useful advice concerning the Company’s management and renominates her as a candidate for External Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
7	Takashi Kuzuhara (December 1, 1964) [Reappointment] [External] [Independent]	April 1988	Joined Recruit Co., Ltd. (current Recruit Holdings Co., Ltd.)	200
		April 2011	Corporate Executive Officer, Recruit Co., Ltd.
		October 2012	Corporate Executive Officer, Recruit Holdings Co., Ltd.
		October 2012	President and Representative Director, Sumai Company, Recruit Co., Ltd.
		April 2013	President, RGF Hong Kong Ltd.
		April 2018	Chairman, RGF International Recruitment Business
		April 2018	President and Representative Director, Recruit Jobs Co., Ltd.
		April 2018	Corporate Executive Officer, Recruit Co., Ltd.
		April 2020	Advisor, Recruit Co., Ltd.
		October 2021	Outside Director, Net Smile, Inc.
		January 2022	Outside Director, Pac. EX Holdings Co., Ltd. (to present)
		June 2022	Director, the Company (to present)
[Significant concurrent positions] • Outside Director, Pac. EX Holdings Co., Ltd.

[Reason for nomination as a candidate for External Director and overview of the expected role]

Mr. Takashi Kuzuhara has been highly evaluated for his achievements and insight as an executive manager of Recruit Group. He has been sufficiently fulfilling his role in decision-making on important matters of the Company’s management, supervision of business execution and others. Therefore, the Company believes that he can continue to provide appropriate supervision and useful advice concerning the Company’s management and renominates him as a candidate for External Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held
8	Yumiko Kamada (February 23, 1966) [New appointment] [External] [Independent]	April 1989	Joined East Japan Railway Company	0
		June 2005	President and Representative Director, JR East Station Retailing Co., Ltd.
		June 2010	Head, Life-style Business Development Headquarters, East Japan Railway Company
		May 2013	Deputy Director, Frontier Service Research Laboratory, Research & Development Center, East Japan Railway Company
		February 2015	Senior Executive Officer, Head of Business Development Division, Calbee, Inc.
		March 2015	Outside Director, POLA ORBIS HOLDINGS INC.
		June 2015	Outside Director, The Michinoku Bank, Ltd.
		December 2018	President and Representative Director, ONE GLOCAL (to present)
		June 2020	Outside Director, Taiyo Holdings Co., Ltd.
		June 2021	Outside Director, Infrastructure Investment Promotion Corporation, Ltd. (to present)
		June 2022	Outside Director, Aoba-BBT, Ltd. (to present)
		April 2025	Visiting Professor, Tama University Graduate School (to present)

[Significant concurrent positions]

• President and Representative Director, ONE GLOCAL

• Outside Director, Infrastructure Investment Promotion Corporation, Ltd.

• Outside Director, Aoba-BBT, Ltd.

• Visiting Professor, Tama University Graduate School

[Reason for nomination as a candidate for External Director and overview of the expected role]

Ms. Yumiko Kamada has extensive management experience in new business development and the development of products and services, as well as insight into governance and growth support across a broad range of industry sectors. The Company expects her to provide appropriate supervision and useful advice concerning the Company’s management based on this experience and insight, and therefore nominates her as a candidate for External Director.

Notes:	1. No special interest exists between any of the candidates for Director and the Company.

2.	Candidates for Director Ms. Asako Saito, Mr. Takashi Kuzuhara and Ms. Yumiko Kamada are candidates for External Director. The Company has filed a notification to designate Ms. Saito and Mr. Kuzuhara as independent directors with Tokyo Stock Exchange and they will remain as independent directors if they are reappointed as External Directors. If Ms. Kamada is appointed as an External Director, the Company also intends to newly designate her as an independent director and file a notification with Tokyo Stock Exchange accordingly.

3.	The Company has entered into agreements with Ms. Asako Saito and Mr. Takashi Kuzuhara to limit their liability for damages pursuant to Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability for damages under these agreements is the minimum amount of liability set forth in Article 425, Paragraph 1 of the Companies Act. If their reelection is approved, the Company intends to continue the said agreements with them. If the election of Ms. Yumiko Kamada is approved, the Company also intends to enter into a similar liability limitation agreement with her.

4.	Ms. Asako Saito will have been in office as External Directors for ten (10) years at the conclusion of this General Meeting of Shareholders. Mr. Takashi Kuzuhara will have been in office as External Director for three (3) years at the conclusion of this General Meeting of Shareholders.

Proposal 3: Approval of the Share Transfer Plan

At a meeting of the Board of Directors of the Company held on January 14, 2025, the Company resolved to establish a holding company (wholly owning parent company), “BLUE ZONES HOLDINGS CO., LTD.” (the “Holding Company”) by means of a sole-share transfer (the “Share Transfer”), whereby the Company will become a wholly owned subsidiary through the Share Transfer with effect from October 1, 2025 (scheduled), upon the preparation of the share transfer plan regarding the Share Transfer (the “Share Transfer Plan”).

The purpose of this proposal is to seek the approval of the Shareholders for the Share Transfer Plan. The reason for the Share Transfer, the content of the Share Transfer Plan, and other details are as follows.

1. Background and purpose of transition to the holding company structure through sole-share transfer

(1) Background of transition to the holding company structure

Under the management philosophy, “More rich, enjoyable, and healthy lives for everyone in the region,” the Group aims to realize sustainable growth by achieving “Constantly provide our customers with value beyond just price,” “Be a company where all employees are proud of their work and enjoy their living,” “Build our own model of high productivity while eliminating waste,” and “Contribute to solving social issues by collaborating with all stakeholders.”

In the management environment surrounding the Group, the markets are expected to shrink in such store opening areas as the northern Kanto region, the Yokosuka-Miura area (Kanagawa Prefecture), and the Sotobo area (Chiba Prefecture) due to the accelerating decline in birthrate and aging population. In addition, as the entire economy continues to show an inflationary trend, it is expected that consumers will be more cost-conscious, raw materials costs, labor costs, construction materials costs, and various other costs will continue to rise, and as a result, the environment will be severer.

Under such a severe environment, the Company decided to transition to the holding company structure in order for food supermarket companies with unique strengths to survive and continue to contribute to the improvement of dietary lives of people in the region for the future, through solidarity and friendly competition with each other.

The name of the Holding Company will be “BLUE ZONES HOLDINGS CO., LTD.” in the hope that the Group will be recognized by local residents as contributing to the creation of a community where they can enjoy long, active, and healthy lives.

(2) Purpose of transition to the holding company structure

[1] Improving our trade area share as a group

In the food supermarket business, the Group operates two formats: one proposes ideas to all people for rich, enjoyable, and healthy lives intending to undertake frequent store visits in small trade areas (Lifestyle assortment format); and the other offers large discounts to meet the needs of customers over a wide area who buy in bulk (Discount Store format). Based on deepening these two formats, the Group's basic strategy is that the Group increases its market share by satisfying all of the customers in the region, and that each group company develops respective unique strengths through independent operations.

As a result of this transition to the holding company structure, the group companies will no longer be in the relationship of a parent and children but will be brothers, both nominally and practically. In this way, the group companies will work diligently through friendly competition with each other to achieve respective autonomous growth.

The Group will also promote further solidarity under the Holding Company with food supermarket companies that share the Group's philosophy and have unique strengths. The Group aims to build a large alliance of food supermarket companies that can meet the expectations of local residents.

[2] Strengthening the Group's governance

The management functions and the business execution function of the Group will be separated, and authorities and responsibilities will be clarified in each business company, which is in the business execution division. The Group will also aim to strengthen the competitiveness of the Group as a whole by speeding up decision-making and clarifying business responsibilities.

To build the foundation to achieve 1 trillion yen in group sales, it is planned that the Holding Company will implement three functions: the development of strategies for group management including M&A, development of new businesses, and support for ESG; risk management for the Group as a whole; and shared services for the administration division.

[3] Other details

Because the Company will be a wholly owned subsidiary of the Holding Company as a result of the Share Transfer, the Company will be delisted from the Prime Market of Tokyo Stock Exchange, Inc. (“TSE”). The delisting date may be changed, because it will be determined in accordance with the rules of TSE. Although the Company’s shares will be delisted, the Company plans to apply for new listing (technical listing) on the TSE Prime Market of shares of the Holding Company that will be newly delivered to shareholders of the Company. The date of the listing is scheduled to be October 1, 2025, the effective date of the Share Transfer, subject to review by TSE.

2. Overview of the Share Transfer Plan

The content of the Share Transfer Plan is shown under “Share Transfer Plan Document (Copy)” below.

Share Transfer Plan Document (Copy)

YAOKO CO., LTD. (“Party A”) hereby establishes the following share transfer plan (the “Plan”) concerning a share transfer (the “Share Transfer”) through which the Company will allow all of its outstanding shares to be acquired by the newly established parent company (“Party B”) via a sole-share transfer.

Article 1. (Share transfer)

In accordance with the provisions of the Plan, Party A shall carry out the Share Transfer in which Party B shall be made to acquire all outstanding shares of Party A on the day of the formation of Party B (as defined in Article 6; the same shall apply hereinafter), by the method of sole-share transfer.

Article 2. (Purpose, trade name, location of head office, total number of authorized shares, and other matters set forth in the Articles of Incorporation)

1. The purpose, trade name, location of the head office, and total number of authorized shares of Party B shall be as follows.

(1) Purpose

The purpose of Party B shall be as set forth in Article 2 of the appended “Articles of Incorporation.”

(2) Trade name

The trade name of Party B shall be “Kabushiki Kaisha Buruuzoon Hoorudingusu,” and in English it shall be “BLUE ZONES HOLDINGS CO., LTD.”

(3) Location of head office

The location of the head office of Party B shall be Kawagoe-shi, Saitama Prefecture, Japan

(4) Total number of authorized shares

The total number of authorized shares shall be 54,634,000.

2. In addition to the provisions of the preceding paragraph, the matters provided for in the Articles of Incorporation of Party B shall be as set forth in the appended “Articles of Incorporation.”

Article 3. (Names of the Directors, Auditors, and Accounting Auditor of Party B at the time of establishment)

1. The names of the Directors of Party B at the time of establishment shall be as follows.

(1) Chairman and Representative Director Yukio Kawano

(2) President and Representative Director Sumito Kawano

(3) Director Masanobu Kamiike

(4) Director Takanori Ishizuka

(5) External Director Asako Saito (Independent Director)

(6) External Director Takashi Kuzuhara (Independent Director)

(7) External Director Yumiko Kamada (Independent Director)

2. The names of the Auditors of Party B at the time of establishment shall be as follows.

(1) Standing Auditor Masahiro Yamada

(2) External Auditor Yukio Sato

(3) External Auditor Katsuhiro Hashimoto

(4) External Auditor Tsuyoshi Igarashi

3. The name of the Accounting Auditor of Party B at the time of establishment shall be as follows.

A&A Partners

Article 4. (Shares of Party B to be delivered to shareholders upon the Share Transfer and the allotment thereof)

1. Upon the Share Transfer, Party B shall deliver a number of shares of common stock of Party B equivalent to the sum of the number obtained by multiplying the total number of shares of common stock issued by Party A at the time immediately prior to the time of acquisition of all outstanding shares of Party A (the “record time”) by one, to replace shares of common stock of Party A held, to the shareholders listed or recorded in the shareholder register of Party A at the record time.

2. Party B shall allot shares of common stock of Party B to be delivered pursuant to the provisions of the preceding paragraph to the shareholders of Party A at the record time, at the rate of one share of common stock in Party B for each share of common stock in Party A held.

Article 5. (Amount of capital and reserves)

The amount of capital and reserves as of the day of formation of Party B shall be as follows.

(1) Amount of capital 9,846,755,216 yen

(2) Amount of legal capital surplus 2,461,688,804 yen

(3) Amount of legal retained earnings 0 yen

Article 6. (Date of formation of Party B)

The date on which the establishment of Party B is to be registered (the “date of formation of Party B”) shall be October 1, 2025. However, the date of formation of Party B may be changed by a resolution of the Board of Directors of Party A, if necessary owing to progress on procedures for the Share Transfer or other reasons.

Article 7. (Annual General Meeting of Shareholders to Approve the Plan)

Party A shall convene an Annual General Meeting of Shareholders on June 26, 2025, and seek a resolution related to approval of the Plan and matters necessary for the Share Transfer. However, the date of this Annual General Meeting of Shareholders may be changed by a resolution of the Board of Directors of Party A, if necessary owing to progress on procedures for the Share Transfer or other reasons.

Article 8. (Stock exchange of listing)

On the date of formation of Party B, Party B plans to list the shares of common stock that it issues on the Prime Market of the Tokyo Stock Exchange, Inc.

Article 9. (Shareholder register administrator)

The shareholder register administrator of Party B shall be Mitsubishi UFJ Trust and Banking Corporation.

Article 10. (Cancellation of treasury shares)

Party A shall, by a resolution at a meeting of the Board of Directors held by the day preceding the date of formation of Party B, cancel as many shares of treasury shares held by Party A (including treasury shares acquired through the purchase of shares pertaining to the exercise of the right to request the purchase of shares, as provided for in Article 806, Paragraph (1) of the Companies Act exercised upon the Share Transfer) by the record time as possible.

Article 11. (Validity of the Plan)

The Plan shall cease to be valid if a resolution related to approval of the Plan and the matters necessary for the Share Transfer is not obtained at the Annual General Meeting of Shareholders of Party A, as provided for in Article 7, if the approvals, permissions, etc., of the relevant government agencies provided for in domestic and foreign laws and regulations (including the effectuation, etc., of notifications to relevant government agencies, etc.) for the Share Transfer are not obtained by the date of formation of Party B, or if the Share Transfer is cancelled pursuant to the following article.

Article 12. (Changes to the Plan, etc.)

During the period from the creation of the Plan to the date of formation of Party B, in the event of a material change in the property or business condition of Party A due to a natural disaster or any other cause, in the event of a material hindrance to the execution of the Share Transfer, or in the event of any other difficulty in achieving the purpose of the Plan, the terms of the Share Transfer and other content of the Plan may be changed or the Share Transfer may be cancelled by a resolution of the Board of Directors of Party A.

Article 13. (Matters outside the provisions)

In addition to the matters specified in the Plan, necessary matters concerning the Share Transfer shall be determined by Party A in accordance with the intent of the Share Transfer.

January 14, 2025

Sumito Kawano President and Representative Director YAOKO CO., LTD. 1-10-1 Arajukumachi, Kawagoe-shi, Saitama Prefecture, Japan

Appendix to the Share Transfer Plan Document

Articles of Incorporation of BLUE ZONES HOLDINGS CO., LTD.

Chapter I. General Provisions

(Trade Name)

Article 1. The name of Party B shall be “Kabushiki Kaisha Buruuzoon Hoorudingusu,” and in English it shall be “BLUE ZONES HOLDINGS CO., LTD.”

(Objectives)

Article 2. 1. The objectives of the Company shall be to control or manage the business activities of companies (including foreign companies) engaged in the following activities by owning shares or equity interests in those companies, and to engage in business incidental or related thereto:

(1)	Sale and processing of fresh seafood

(2)	Production and processing of fresh produce; and processing and sale of prepared foods

(3)	Processing and sale of meat

(4)	Manufacture and sale of food and drink

(5)	Sale of soft drinks

(6)	Sale of alcoholic beverages, salt, tobacco, and rice

(7)	Sale of postage stamps and revenue stamps

(8)	Manufacture and sale of other general groceries

(9)	Sale of apparel, fashion accessories, footwear, watches, eyeglasses, cameras, cosmetics, and daily necessities

(10)	Sale of fresh flowers, garden plants, gardening supplies, pet supplies, and carpentry supplies

(11)	Mobile sale of groceries and miscellaneous goods by vehicle

(12)	Sale, purchase, management, and leasing of real estate

(13)	Management of pharmacies

(14)	Sale of pharmaceuticals, quasi-drugs, medical devices, poisonous substances, toxic substances, agricultural chemicals, and measuring instruments

(15)	Sale of household electrical appliances, electronic audio equipment, telecommunications equipment, bedding, and interior goods

(16)	Non-life insurance agency business and life insurance solicitation business

(17)	Travel agency business

(18)	Management of sports clubs, cooking classes, and other cultural classes

(19)	Distribution of cleaning and courier services

(20)	Sale of books, stationery, toys, musical instruments, car accessories, bicycles, and sports equipment

(21)	Rental of sports equipment, camping equipment, travel bags, and video cameras

(22)	Management and administration of art galleries, museums, and archives; sale, purchase, exchange, rental, brokerage, and management of paintings, antiques, and fine and applied artworks; and planning and implementation of exhibitions

(23)	Management of daycare centers

(24)	Management guidance and business consignment for companies engaged in the businesses listed in the preceding items

(25)	Any and all businesses incidental to the preceding items

2. The Company may engage in the businesses listed in the preceding items or businesses incidental or related thereto.

(Location of Head Office)

Article 3. The Company shall have a head office in Kawagoe-shi, Saitama Prefecture, Japan.

(Method of Public Notice)

Article 4. Public notices of the Company shall be posted electronically, with the proviso that when the public notice is unable to be posted electronically due to an accident or any other unavoidable reason, the public notice shall be published in “The Nikkei” newspaper.

Chapter II. Shares

(Total Number of Authorized Shares)

Article 5. The total number of authorized shares by the Company shall be 54,634,000.

(Number of Shares per Share Unit)

Article 6. The number of shares per share unit of the Company shall be 100.

(Rights Regarding Shares Less Than One Unit)

Article 7. A shareholder of the Company may not exercise any rights other than the rights listed below with regard to shares less than one unit held by the shareholder:

(1)	The rights set forth in items of Article 189, Paragraph 2 of the Companies Act;

(2)	The right to make a demand for acquisition of shares with acquisition rights

(3)	The right to receive an allotment of offered shares and offered share acquisition rights

(Shareholder Register Administrator)

Article 8. 1. The Company shall have a shareholder register administrator.

2. The shareholder register administrator of the Company and the place of business thereof shall be designated by a resolution of the Board of Directors and public notice thereof shall be given.

3. The preparation and keeping of the shareholder register and the share acquisition right register of the Company and other administrations relating thereto shall be outsourced to the shareholder register administrator, and shall not be handled by the Company itself.

(Share Handling Regulations)

Article 9. In addition to laws and regulations and these Articles of Incorporation, procedures, etc. relating to the handling of shares of the Company, share acquisition rights, and the exercising of rights by shareholders shall be governed by the Share Handling Regulations established by the Board of Directors.

(Record Date)

Article 10. 1. The Company shall deem only those shareholders holding voting shares of the Company whose names are listed or recorded in the Company’s shareholder register at the close of business on May 31 of each year to be shareholders entitled to exercise voting rights at the Ordinary General Meeting of Shareholders for the fiscal year then ended.

2. Notwithstanding the provisions of the preceding paragraph, the Company may, as and when considered necessary, by a resolution of the Board of Directors and upon giving prior public notice, designate shareholders or registered pledgees of shares who are listed or recorded in the final shareholder register as of a certain date as shareholders or registered pledgees of shares who may exercise their rights.

Chapter III. General Meeting of Shareholders

(Convocation)

Article 11. The Ordinary General Meeting of Shareholders shall be convened and held June every year, and Extraordinary General Meetings of Shareholders shall be convened from time to time as necessary.

(Convener and Chairman)

Article 12. 1. Unless otherwise provided for by laws and regulations, the General Meeting of Shareholders shall be convened by the President and Director by a resolution of the Board of Directors. In cases where the President and Director is prevented from so acting, the General Meeting of Shareholders shall be convened by another Director who is designated in accordance with an order of priority determined in advance by the Board of Directors.

2. The General Meeting of Shareholders shall be chaired by the President and Director. In cases where the President and Director is prevented from so acting, the meeting shall be chaired by another Director who is designated in accordance with an order of priority determined in advance by the Board of Directors.

(Measures for Electronic Provision, etc.)

Article 13. 1. The Company shall, when convening a General Meeting of Shareholders, provide information contained in the reference documents for the General Meeting of Shareholders and other documents electronically.

2. Among the matters to be provided electronically, the Company may choose not to include all or part of the matters stipulated in the Ordinance of the Ministry of Justice in the paper copy to be sent to shareholders who have requested it by the record date for voting rights.

(Method of Resolution)

Article 14. 1. Unless otherwise provided for by laws and regulations or these Articles of Incorporation, resolutions of a General Meeting of Shareholders of the Company shall be made by a majority vote of the shareholders who are present at the meeting and entitled to exercise their voting rights.

2. Resolutions as provided for in Article 309, Paragraph 2 of the Companies Act shall be made by at least two-thirds of the votes of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Proxy Voting)

Article 15. 1. A shareholder may exercise his/her voting right by having one other shareholder of the Company with voting rights act as a proxy on his/her behalf.

2. In the case referred to in the preceding paragraph, the shareholder or his/her proxy must submit to the Company a document evidencing the proxy’s authority to represent for each General Meeting of Shareholders.

(Minutes)

Article 16. 1. A record of proceedings and the outcome of a General Meeting of Shareholders and other matters stipulated by laws and regulations shall be entered or recorded in the minutes.

2. The original copy of the minutes of a General Meeting of Shareholders shall be kept at the head office of the Company for a period of 10 years from the date of resolution.

Chapter IV. Directors and Board of Directors

(Establishment of Board of Directors)

Article 17. The Company shall have a Board of Directors.

(Number of Directors)

Article 18. The Company shall have no more than 12 Directors.

(Election of Directors)

Article 19. 1. The Directors shall be elected by resolution of the General Meeting of Shareholders.

2. Resolutions for the election of Directors shall be made by a majority vote of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their voting rights are present.

3.       Resolutions for the election of Directors shall not be by cumulative voting.

(Term of Office of Directors)

Article 20. 1. The term of office of the Directors shall expire at the conclusion of the last Ordinary General Meeting of Shareholders for the business year terminating within one year after the election of the Director.

2. The term of office of Directors elected as additional Directors or substitutes shall expire at the conclusion of the term of office of other Directors in office.

(Directors with Special Titles)

Article 21. The Board of Directors may, by its resolution, elect one Chairman and Director, and, one President and Director, and a few Vice Presidents and Directors, Senior Managing Directors, and Managing Directors.

(Representative Directors)

Article 22. 1. The Board of Directors of the Company shall, by its resolution, elect one (1) or more

Representative Directors.

2. The Representative Directors shall represent the Company and execute the Company’s business.

(Convener and Chairman of Meetings of the Board of Directors)

Article 23. Unless otherwise provided for by laws and regulations, meetings of the Board of Directors shall be convened and chaired by the President and Director. In cases where the President and Director is prevented from so acting, meetings of the Board of Directors shall be convened and chaired by another Director who is designated in accordance with an order of priority determined in advance by the Board of Directors.

(Notice of Convocation of a Meeting of the Board of Directors)

Article 24. Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Auditor three days prior to the day of the meeting. However, this period may be reduced in case of emergency.

(Method of Resolution of the Board of Directors)

Article 25. Resolutions of the Board of Directors shall be made by a majority vote of the Directors present at the meeting where a majority of the Directors are present.

(Omission of a Resolution)

Article 26. If all Directors agree, in writing or by means of an electronic record, to a proposal to be resolved at a meeting of the Board of Directors, the Company shall deem that the resolution to approve such proposal has been passed at the meeting of the Board of Directors. However, this shall not apply if an Auditor expresses an objection.

(Regulations of the Board of Directors)

Article 27. In addition to laws and regulations and these Articles of Incorporation, matters related to the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors.

(Minutes of the Board of Directors)

Article 28. 1. A record of proceedings and the outcome of meetings of the Board of Directors and other matters stipulated by laws and regulations shall be entered or recorded in the minutes, affixed with the names and seals of or electronically signed by the Chairman and attending Directors and Auditors.

2. The minutes of meetings of the Board of Directors shall be kept at the head office of the Company for a period of 10 years from the date of resolution.

(Remuneration, etc. of the Board of Directors)

Article 29. Remuneration, bonuses and other benefits given by the Company in consideration of the execution of duties to Directors (“Remuneration, etc.”) shall be determined by resolution of the General Meeting of Shareholders.

(Exemption of Liability of Directors)

Article 30. 1. The Company may, in accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, by resolution of the Board of Directors, exempt Directors (including persons who were previously Directors) from liability as provided for in Article 423, Paragraph 1 of the said Act, to the extent permitted by law.

2. The Company may, in accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, enter into an agreement with a Director (with the exception of Executive Directors, etc.) to limit liability for damages resulting from neglect of duty. However, the limit of liability based on such an agreement shall be the amount provided for by law.

Chapter V. Board of Corporate Auditors and Auditors

(Establishment of Board of Corporate Auditors and Auditors)

Article 31. The Company shall have an Board of Corporate Auditors and Auditors.

(Number of Auditors)

Article 32. The Company shall have no more than four Auditors.

(Election of Auditors)

Article 33. 1. The Auditors shall be elected by resolution of the General Meeting of Shareholders.

2. Resolutions for the election of Auditors shall be made by a majority vote of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Term of Office of Auditors)

Article 34. 1. The term of office of the Auditors shall expire at the conclusion of the last Ordinary General Meeting of Shareholders for the business year terminating within four years after the election of the Auditor.

2. The term of office of an Auditor elected as a substitute for an Auditor who has resigned before the completion of his/her term of office shall expire at the conclusion of the term of office of the resigned Auditor.

(Standing Auditors)

Article 35. The Company shall elect one or more Standing Auditors from among the Auditors.

(Notice of Convocation of a Meeting of the Board of Corporate Auditors)

Article 36. Notice of convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Auditor three days prior to the day of the meeting. However, this period may be reduced in case of emergency.

(Method of Resolution of the Board of Corporate Auditors)

Article 37. Unless otherwise provided for by laws and regulations, resolutions of the Board of Corporate Auditors shall be made by a majority vote of the Auditors.

(Regulations of the Board of Corporate Auditors)

Article 38. In addition to laws and regulations and these Articles of Incorporation, matters related to the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

(Minutes of the Board of Corporate Auditors)

Article 39. 1. A record of proceedings and the outcome of meetings of the Board of Corporate Auditors and other matters stipulated by laws and regulations shall be entered or recorded in the minutes, affixed with the names and seals of or electronically signed by the attending Auditors.

2. The minutes of meetings of the Board of Corporate Auditors shall be kept at the head office of the Company for a period of ten years from the date of resolution.

(Remuneration, etc. of Auditors)

Article 40. The Remuneration, etc. of Auditors shall be determined by resolution of the General Meeting of Shareholders.

(Exemption of Liability of Auditors)

Article 41. 1. The Company may, in accordance with the provisions of Article 426, Paragraph 1 of the Companies Act, by resolution of the Board of Directors, exempt Auditors (including persons who were previously Auditors) from liability as provided for in Article 423, Paragraph 1 of the said Act, to the extent permitted by law.

2. The Company may, in accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, enter into an agreement with an Auditor to limit liability for damages resulting from neglect of duty. However, the limit of liability based on such an agreement shall be the amount provided for by law.

Chapter VI. Accounting Auditor

(Establishment of Accounting Auditor)

Article 42. The Company shall have an Accounting Auditor.

(Election of Accounting Auditor)

Article 43. The Accounting Auditor shall be elected by resolution of the General Meeting of Shareholders.

(Term of Office of Accounting Auditor)

Article 44. 1. The term of office of the Accounting Auditor shall expire at the conclusion of the last Ordinary General Meeting of Shareholders for the business year terminating within one year after the election of the Accounting Auditor.

2. Unless otherwise resolved at the Ordinary General Meeting of Shareholders in the preceding paragraph, the Accounting Auditor shall be deemed to have been reelected at the said Ordinary General Meeting of Shareholders.

(Remuneration, etc. of the Accounting Auditor)

Article 45. The Remuneration, etc. of the Accounting Auditor shall be determined by the Representative Directors with the consent of the Board of Corporate Auditors.

Chapter VII. Accounting

(Fiscal Year)

Article 46. The fiscal year of the Company shall be from April 1 of each year to March 31 of the following year.

(Means of Determining Dividends of Surplus)

Article 47. Unless otherwise provided for by laws and regulations, the Company shall determine dividends of surplus and other matters set out in each item of Article 459, Paragraph 1 of the Companies

Act by a resolution of the Board of Directors.

(Record Date for Dividends of Surplus)

Article 48. 1. The record date for year-end dividends of the Company shall be March 31 every year.

2.       The record date for interim dividends of the Company shall be September 30 every year.

3. In addition to the provisions of the preceding two paragraphs, the Company may otherwise determine a record date and pay dividends of surplus.

(Time Limit, etc. on Payment of Dividends)

Article 49. 1. In cases where the dividend property is monetary and the dividends have not been received after the lapse of three full years from the date of commencement of payment thereof, the Company shall be exempted from the obligation to pay such dividends.

2.       No interest shall accrue on unpaid dividends.

Supplementary Provisions

(Initial Fiscal Year)

Article 1. Notwithstanding the provisions of Article 46, the initial fiscal year of the Company shall be from the date of establishment of the Company to March 31, 2026.

(Initial Remuneration, etc. for Directors)

Article 2. Notwithstanding the provisions of Article 29, the amount of the Remuneration, etc., for Directors of the Company for the period from the date of establishment of the Company to the time of the first Ordinary General Meeting of Shareholders shall not exceed 300 million yen per year.

(Initial Remuneration, etc. for Auditors)

Article 3. Notwithstanding the provisions of Article 40, the amount of the Remuneration, etc., for Auditors of the Company for the period from the date of establishment of the Company to the time of the first Ordinary General Meeting of Shareholders shall not exceed 50 million yen per year.

(Deletion of the Supplementary Provisions)

Article 4. These Supplementary Provisions shall be deleted at the conclusion of the first Ordinary General Meeting of Shareholders of the Company.

3. Overview of matters provided for in each item of Article 206 of the Regulations for Enforcement of the Companies Act

(1) Matters concerning the appropriateness of provisions regarding consideration for the Share Transfer

[1] Matters concerning the appropriateness of the number of shares to be delivered and their allotment

The Share Transfer will establish the Holding Company as the wholly owning parent company through a sole-share transfer, and there will be no change in the shareholding structure of the Company or the Holding Company at the time of the Share Transfer. Therefore, with the principal concern that no disadvantage should be caused to the shareholders of the Company, each shareholder will receive an allotment of one share of the common stock of the Holding Company per share of the common stock of the Company held. For this reason, the share transfer ratio has not been calculated by a third-party agency.

The planned number of new shares to be delivered by the Holding Company under the Share Transfer is 41,894,210. However, if the total number of issued shares of common stock in the Company changes prior to the effective date of the Share Transfer, the number of shares of common stock in the Holding Company to be allocated described above will change. The Company plans to cancel as many shares of treasury stock that it currently holds or newly acquires by the effective date of the Share Transfer as practicable. Therefore, 78 shares of common stock held by the Company as treasury stock as of March 31, 2025 have been excluded from the above calculation for the number of new shares to be delivered.

[2] Matters concerning the appropriateness of the amount of capital and reserves

The amounts of capital and reserves of the Holding Company are determined within the scope of laws and regulations, and are deemed reasonable in light of the Holding Company’s purpose, size, and capital policy after establishment, and other factors.

(2) Matters concerning the appropriateness of provisions concerning share acquisition rights related to the Share Transfer

As the Company has not issued any share acquisition rights or bonds with share acquisition rights, there are no applicable matters.

(3) Matters concerning the wholly owned subsidiary via the Share Transfer

No events have occurred that would materially affect the status of the assets of the Company, which became a wholly owned subsidiary via the Share Transfer, such as the disposal of an important asset after the final day of the last fiscal year, the assumption of a significant obligation, or other events.

4. Matters concerning Directors of the Holding Company

The Directors of the Holding Company will be as follows. In this item, “the Company” refers to YAOKO CO., LTD.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of the Holding Company to be allotted
Sumito Kawano (October 27, 1975)	April 2001	Joined the Company	(1) 751,072 (2) 751,072
	January 2009	General Manager of Grocery Department, the Company
	June 2009	Director; General Manager of Grocery Department, the Company
	December 2009	Director; Deputy Director of Management Reform Promotion and General Manager of Grocery Department, the Company
	March 2011	Director; Deputy Director of Management Reform Promotion and Deputy Director of Sales Management, the Company
	June 2011	Executive Managing Director; Deputy Director of Management Reform Promotion and Deputy Director of Sales Management, the Company
	February 2012	Executive Vice President and Representative Director, the Company
	April 2013	President and Representative Director, the Company (to present)
[Significant concurrent positions]
• Representative Director, Ave Co., Ltd. • Representative Director, Foocot Co., Ltd. • President, Public Interest Incorporated Foundation YAOKO Child Support Foundation

[Reason for nomination as a candidate for Director]

Having accumulated business experience in merchandising, sales, and other departments of the Company, Mr. Sumito Kawano, as President and Representative Director, has been sufficiently fulfilling his role in decision-making on important management matters, supervision of business execution and others. Therefore, the Company nominates him as a candidate for Director of the Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of the Holding Company to be allotted
Masanobu Kamiike (May 5, 1964)	January 2005	Joined the Company	(1) 6,200 (2) 6,200
	April 2008	Chief Director of Store Development and General Manager of Store Development Management Division, the Company
	June 2008	Director; Chief Director of Store Development and General Manager of Store Development Management Division, the Company
	April 2013	Director; Chief Director of Business Management, General Manager of Corporate Planning Office, and Chief Director of Human Resources & General Affairs, the Company
	June 2013	Executive Managing Director; Chief Director of Business Management, General Manager of Corporate Planning Office, and Chief Director of Human Resources & General Affairs, the Company
	March 2019	Executive Managing Director; Chief Director of Business Management, Chief Director of Human Resources & General Affairs, and in charge of Store Development Division, the Company
	March 2020	Executive Managing Director; Chief Administrative Officer and in charge of Store Development Division, the Company
	March 2022	Senior Managing Director; Chief Administrative Officer and in charge of Store Development Division, the Company
	March 2024	Senior Managing Director; Chief of Administrative Officer, in charge of Store Development Division, and General Manager of Finance Department, the Company
	March 2025	Senior Managing Director; Chief of Administrative Officer and in charge of Store Development Division, the Company (to present)

[Reason for nomination as a candidate for Director]

Mr. Masanobu Kamiike has business experience in store development, business management and other departments of the Company. As Senior Managing Director, he has been sufficiently fulfilling his role in decision-making on important management matters, as well as supervision of business execution and others mainly of corporate planning, finance, human resources, general affairs, and store development departments. Therefore, the Company nominates him as a candidate for Director of the Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of the Holding Company to be allotted
Takanori Ishizuka (November 5, 1973)	April 1996	Joined the Company	(1) 2,164 (2) 2,164
	February 2012	General Manager of Sales Management Office and General Manager in charge of Merchandise Development, the Company
	October 2012	General Manager of Sales Management Office, General Manager in charge of Merchandise Development, and General Manager in charge of Operation Promotion, the Company
	February 2013	General Manager of Sales Management Office and General Manager in charge of Operation Promotion, the Company
	April 2015	General Manager of Delicatessen Division, the Company
	June 2015	Director; General Manager of Delicatessen Division, the Company
	March 2020	Director; General Manager of Sales Department 1 and Sales Department 2 and in charge of Sales Division, the Company
	March 2021	Director; Deputy Director of Sales Management and General Manager of Sales Department 1 and Sales Department 2, the Company
	October 2021	Director; Deputy Director of Sales Management, General Manager of Sales Department 1 and Sales Department 2 and in charge of information systems, the Company
	March 2022	Executive Managing Director; Chief Director of Sales Management, the Company
	April 2025	Executive Managing Director; Chief Director of Sales Management, General Manager of Sales Department 1 and Sales Department 2 and in charge of Sales Division, the Company (to present)

[Reason for nomination as a candidate for Director]

Mr. Takanori Ishizuka has business experience in sales, merchandise, and other departments of the Company. As Executive Managing Director, he has been sufficiently fulfilling his role in decision-making on important management matters, as well as supervision of business execution and others for overall sales departments. Therefore, the Company nominates him as a candidate for Director of the Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of the Holding Company to be allotted
Asako Saito (January 21, 1968)	April 1990	Joined Mercedes-Benz Japan Co., Ltd.	(1) 400 (2) 400
	September 1997	Joined Boston Consulting Group Japan Co., Ltd.
	March 2000	Joined Louis Vuitton Japan K.K.
	June 2002	COO, Celux Co., Ltd.
	October 2008	President and Representative Director, Dramatic Co., Ltd.
	June 2015	Director, the Company (to present)
	August 2015	Director, Cogito Education and Management Inc.
	June 2018	Outside Director, WATABE WEDDING CORPORATION
	March 2019	Outside Director, Mitsubishi Pencil Co., Ltd. (to present)
	May 2020	Outside Director, SANYO SHOKAI LTD.
	November 2020	Outside Director, CIRCULATION Co., Ltd. (to present)
	November 2020	Representative Director, BLOOM Co., Ltd. (to present)
	June 2024	Outside Director (Audit and Supervisory Committee Member), SPARX Group Co., Ltd. (to present)

[Significant concurrent positions]

• Outside Director, Mitsubishi Pencil Co., Ltd.

• Outside Director, CIRCULATION Co., Ltd.

• Representative Director, BLOOM Co., Ltd.

• Outside Director (Audit and Supervisory Committee Member), SPARX Group Co., Ltd.

[Reason for nomination as a candidate for External Director and overview of the expected role]

Ms. Asako Saito has been highly evaluated for her achievements and insight as an executive manager in marketing and branding. She has been sufficiently fulfilling her role in decision-making on important matters of the Company’s management, supervision of business execution and others. Therefore, the Company believes that she can provide appropriate supervision and useful advice concerning the Holding Company’s management and nominates her as a candidate for External Director of the Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of the Holding Company to be allotted
Takashi Kuzuhara (December 1, 1964)	April 1988	Joined Recruit Co., Ltd. (current Recruit Holdings Co., Ltd.)	(1) 200 (2) 200
	April 2011	Corporate Executive Officer, Recruit Co., Ltd.
	October 2012	Corporate Executive Officer, Recruit Holdings Co., Ltd.
	October 2012	President and Representative Director, Sumai Company, Recruit Co., Ltd.
	April 2013	President, RGF Hong Kong Ltd.
	April 2018	Chairman, RGF International Recruitment Business
	April 2018	President and Representative Director, Recruit Jobs Co., Ltd.
	April 2018	Corporate Executive Officer, Recruit Co., Ltd.
	April 2020	Advisor, Recruit Co., Ltd.
	October 2021	Outside Director, Net Smile, Inc.
	January 2022	Outside Director, Pac. EX Holdings Co., Ltd. (to present)
	June 2022	Director, the Company (to present)
[Significant concurrent positions] • Outside Director, Pac. EX Holdings Co., Ltd.

[Reason for nomination as a candidate for External Director and overview of the expected role]

Mr. Takashi Kuzuhara has been highly evaluated for his achievements and insight as an executive manager of Recruit Group. He has been sufficiently fulfilling his role in decision-making on important matters of the Company’s management, supervision of business execution and others. Therefore, the Company believes that he can provide appropriate supervision and useful advice concerning the Holding Company’s management and nominates him as a candidate for External Director of the Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of the Holding Company to be allotted
Yumiko Kamada (February 23, 1966)	April 1989	Joined East Japan Railway Company	(1) 0 (2) 0
	June 2005	President and Representative Director, JR East Station Retailing Co., Ltd.
	June 2010	Head, Life-style Business Development Headquarters, East Japan Railway Company
	May 2013	Deputy Director, Frontier Service Research Laboratory, Research & Development Center, East Japan Railway Company
	February 2015	Senior Executive Officer, Head of Business Development Division, Calbee, Inc.
	March 2015	Outside Director, POLA ORBIS HOLDINGS INC.
	June 2015	Outside Director, The Michinoku Bank, Ltd.
	December 2018	President and Representative Director, ONE GLOCAL (to present)
	June 2020	Outside Director, Taiyo Holdings Co., Ltd.
	June 2021	Outside Director, Infrastructure Investment Promotion Corporation, Ltd. (to present)
	June 2022	Outside Director, Aoba-BBT, Ltd. (to present)
	April 2025	Visiting Professor, Tama University Graduate School (to present)

[Significant concurrent positions]

• President and Representative Director, ONE GLOCAL

• Outside Director, Infrastructure Investment Promotion Corporation, Ltd.

• Outside Director, Aoba-BBT, Ltd.

• Visiting Professor, Tama University Graduate School

[Reason for nomination as a candidate for External Director and overview of the expected role]

Ms. Yumiko Kamada has extensive management experience in new business development and the development of products and services, as well as insight into governance and growth support across a broad range of industry sectors. The Company expects her to provide appropriate supervision and useful advice concerning the Holding Company’s management based on this experience and insight, and therefore nominates her as a candidate for External Director of the Holding Company.

Notes:	1. No special interest exists between any of the candidates for Director and the Company, and no special interest is expected to arise between the candidates and the Holding Company.

2.	Ms. Asako Saito, Mr. Takashi Kuzuhara, and Ms. Yumiko Kamada are candidates for External Director. The Company has filed a notification to designate Ms. Saito and Mr. Kuzuhara as independent directors with TSE in accordance with its rules. If the Holding Company is established and Ms. Asako Saito, Mr. Takashi Kuzuhara, and Ms. Yumiko Kamada are appointed as External Directors of the Holding Company, the Holding Company intends to file a notification to designate them as independent directors with Tokyo Stock Exchange in accordance with its rules.

3.	If the Holding Company is established and Ms. Asako Saito, Mr. Takashi Kuzuhara, and Ms. Yumiko Kamada are appointed as External Directors of the Holding Company, the Holding Company intends to enter into an agreement with each of the candidates to limit their liability for damages pursuant to Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability for damages under these agreements is the minimum amount of liability set forth in Article 425, Paragraph 1 of the Companies Act.

4.	The number of shares of the Company held by each candidate for Director is the number of shares as of the end of March 2025, and the number of Holding Company shares to be allotted is based on the said shareholding status, taking into account the share transfer ratio for the Share Transfer. Therefore, the actual number of Holding Company shares to be allotted may vary depending on the shareholding status immediately prior to the date of the establishment of the Holding Company.

5. Matters concerning Auditors of the Holding Company

The Auditors of the Holding Company will be as follows. In this item, “the Company” refers to YAOKO CO., LTD.

Name (Date of birth)	Career summary, positions, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of the Holding Company to be allotted
Masahiro Yamada (June 13, 1963)	April 2014	Joined the Company and General Manager of Human Resources Department in charge of Human Resources	(1) 2,700 (2) 2,700
	March 2015	General Manager of Human Resources Department in charge of Operations, the Company
	March 2018	General Manager of Internal Control Division and General Manager of Compliance Division, the Company
	June 2024	Auditor, the Company (to present)

[Reason for nomination as a candidate for Auditor]

Mr. Masahiro Yamada has business experience in the human resources, compliance, and internal control departments of the Company. The Company believes he is sufficiently capable of fulfilling his duties as Auditor of the Holding Company, including his abundant experience and knowledge of finance from previous employment. Therefore, the Company nominates him as a candidate for Auditor of the Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of the Holding Company to be allotted
Yukio Sato (January 27, 1954)	October 2009	Chief of Kawaguchi Police Station	(1) 700 (2) 700
	March 2011	Chief of Regional Affairs Department, Saitama Prefectural Police Headquarters
	March 2012	Chief of Lifestyle Safety Department, Saitama Prefectural Police Headquarters
	March 2013	Chief of General Affairs Department, Saitama Prefectural Police Headquarters
	March 2014	Retired from Saitama Prefectural Police
	June 2017	Auditor, the Company (to present)

[Reason for nomination as a candidate for Auditor]

Mr. Yukio Sato has professional insight into crisis management and others, as well as insight into management. The Company nominates him as a candidate for External Auditor of the Holding Company because he can reflect his abundant experience in the Holding Company’s audits. While he has never been involved in company management in any way other than being an outside director or outside auditor, for the reasons above, the Company believes he can appropriately perform his duties as External Auditor.

Katsuhiro Hashimoto (March 10, 1954)	April 2012	Director of Meat Inspection Center, Saitama Prefecture	(1) 400 (2) 400
	March 2014	Retired from Meat Inspection Center
	April 2014	Part-time Instructor, Hanasaki Tokuharu High School, Satoegakuen (to present)
	April 2014	Instructor for Food Hygiene Manager Training Course, Saitama Prefecture Food Hygiene Association (to present)
	June 2020	Auditor, the Company (to present)

[Reason for nomination as a candidate for External Auditor]

The Company nominates Mr. Katsuhiro Hashimoto as a candidate for External Auditor of the Holding Company because he can reflect his abundant experience and knowledge as a hygiene management supervisor in the Holding Company’s audits. While he has never been involved in company management in any way other than being an outside director or outside auditor, for the reasons above, the Company believes he can appropriately perform his duties as External Auditor.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of the Holding Company to be allotted
Tsuyoshi Ikarashi (November 1, 1957)	July 2012	District Director, Ojiya Tax Office, National Tax Agency	(1) 400 (2) 400
	July 2017	Assistant Regional Commissioner of Collection Department, Kantoshinetsu Regional Taxation Bureau, National Tax Agency
	July 2018	Retired from National Tax Agency
	August 2018	Commenced practice of Tax Accountant Office (to present)
	June 2020	Auditor, the Company (to present)
	February 2023	Auditor (Part-time), JA Echigo Chuetsu (to present)
	June 2024	Auditor (Full-time), NCT Co., Ltd. (to present)
[Significant concurrent positions] • Auditor (Part-time), JA Echigo Chuetsu • Auditor (Full-time), NCT Co., Ltd.

[Reason for nomination as a candidate for External Auditor]

The Company nominates Mr. Tsuyoshi Ikarashi as a candidate for External Auditor because he can reflect his abundant experience and knowledge in accounting and taxes in the Company’s audits. While he has never been involved in company management in any way other than being an outside director or outside auditor, for the reasons above, the Company believes he can appropriately perform his duties as External Auditor.

Notes:	1. No special interest exists between any of the candidates for Auditor and the Company, and no special interest is expected to arise between the candidates and the Holding Company.

2.	Mr. Yukio Sato, Mr. Katsuhiro Hashimoto, and Mr. Tsuyoshi Ikarashi are candidates for External Director. The Company has filed a notification to designate Mr. Yukio Sato, Mr. Katsuhiro Hashimoto, and Mr. Tsuyoshi Ikarashi as independent directors with TSE in accordance with its rules. If the Holding Company is established and Mr. Yukio Sato, Mr. Katsuhiro Hashimoto, and Mr. Tsuyoshi Ikarashi are appointed as External Auditors of the Holding Company, the Holding Company intends to file a notification to designate each of the candidates as independent directors with Tokyo Stock Exchange in accordance with its rules.

3.	If the Holding Company is established and Mr. Yukio Sato, Mr. Katsuhiro Hashimoto, and Mr. Tsuyoshi Ikarashi are appointed as External Auditors of the Holding Company, the Holding Company intends to enter into an agreement with each of the candidates to limit their liability for damages pursuant to Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability for damages under these agreements is the minimum amount of liability set forth in Article 425, Paragraph 1 of the Companies Act.

4.	Mr. Tsuyoshi Ikarashi is a certified tax accountant.

5.	The number of shares of the Company held by each candidate for Auditor is the number of shares as of the end of March 2025, and the number of Holding Company shares to be allotted is based on the said shareholding status, taking into account the share transfer ratio for the Share Transfer. Therefore, the actual number of Holding Company shares to be allotted may vary depending on the shareholding status immediately prior to the date of the establishment of the Holding Company.

6. Matters concerning the Accounting Auditor of the Holding Company

The Accounting Auditor of the Holding Company will be as follows.

Name	A&A Partners
Address of main place of business	Nihonbashi D Square, 2nd Floor 1-16-11 Nihonbashi, Chuo-ku, Tokyo Prefecture, Japan
History	July 1990 Established May 2007 Changed name to A&A Partners July 2007 Hired 31 members from Misuzu Audit Corporation (formerly ChuoAoyama PricewaterhouseCoopers) and relocated Tokyo Office (Chuo-ku, Tokyo) September 2010 Relocated Tokyo Office to current location (Chuo-ku, Tokyo) April 2011 Joined Japan Venture Capital Association (Supporting Member) August 2011 Became a member of Morison International (current Morison Global Limited, headquartered in London) January 2016 Joined Association of Certified Fraud Examiners (Premium Member) July 2018 Joined International Computer Auditing Education Association (ICAEA JAPAN) July 2024 Registered as a listed company audit firm (No. 3057) July 2024 Acquired ISMS certification (ISO 27001)
Employee composition (Note 2)	Partners 18 Staff Members CPAs 31 U.S. CPAs 3 CISAs 3 Other 39 Total 94
Audited companies (Note 2)	127
Capital (Note 2)	¥60 million
Offices, etc.	Only the main place of business

Notes:	1. The reason for selecting A&A Partners as the candidate for Accounting Auditor is that the Company found it to be suitable after comprehensively considering its size, experience and other capabilities, as well as its independence and internal management system.

2.	The information shown is accurate as of March 31, 2025.

[Reference]

Management Structure after the Approval of Proposal 2

1. Main expertise and experience (skill matrix)

Name	No. of years served as the Company’s officer	Management					Business operation
		Corporate management, management strategy, M&A	Personnel affairs, labor, human resource development	Financial, accounting	Sustainability	Governance, internal control, legal affairs	Experience in retail industry	Merchandize development, MD	IT, logistics	Store opening, store development	Innovation, new businesses
<Directors>
Yukio Kawano	51	○	○	○		○	○	○		○	○
Sumito Kawano	16	○	○	○		○	○	○
Masanobu Kamiike	17	○	○	○		○				○	○
Takanori Ishizuka	10	○					○	○		○	○
Hiroaki Yagihashi	8	○								○
Asako Saito	10	○			○		○				○
Takashi Kuzuhara	3	○	○								○
Yumiko Kamada	-				○		○	○		○	○
<Executive officers>
Haruki Nagumo	3						○	○			○
Masahiro Iwasaki	3						○	○
Shinsuke Goto	3									○
Yusuke Fukasawa	-	○				○				○
Masato Kobayashi	-						○	○			○
Satoshi Ogasawara	-						○		○
Toru Kashimura	-						○	○
<Auditors>
Masahiro Yamada	1		○	○		○
Yukio Sato	8	○	○			○
Katsuhiro Hashimoto	5				○	○
Tsuyoshi Ikarashi	5		○	○

Note: Number of years served for executive officers is the number of years they served as executive officers of the Company.

2. Skill judgment method

The skills of each Director candidate are applied in the matrix table below that combines knowledge and skills in the vertical axis and experience in the horizontal axis for each skill. If it falls in the area of A to E, it is considered to be high enough for recognition.

Experience
	Up to 3 years	Up to 7 years	7 years and longer
Expert level	C	B	A
Level high enough to exchange opinion with experts	F	E	D
General level plus something extra	I	H	G

3. Skills to be acquired

Management (items required for operation of a listed company)	Corporate management, management strategy, M&A	Yaoko Group operates food supermarkets in the Kanto area. The competition in the “food” field is intensifying with entry of companies from other industries. To realize sustainable growth, the Company needs Directors and Executive Officers who have management experience and track record in retail, real estate development, and M&A fields.
	Personnel affairs, labor, human resource development	The Company sets forth a “decentralized chain-store system” with an “all participation policy” and people are its most important assets. To develop an environment where each employee can demonstrate their ability to the maximum extent, the Company needs Directors and Executive Officers who have sufficient experience in human resource development as well as personnel and labor affairs.
	Financial, accounting	To continue making investments for further improving corporate value while maintaining sound financial standings, the Company needs Directors and Executive Officers with ample experience in the financial field. Directors and Executive Officers with experience in the accounting field are also required for maintaining the Company’s credibility in the market and society through accurate accounting reporting.
	Sustainability	The Company aims to realize a “world where everyone is healthy and enjoys their daily life, now and 100 years from now.” In order to avoid ending up in a world with no hope and increased food shortage and disasters where financial burden on the next generation grows by sticking to existing ways, the Company needs Directors and Executive Officers who are knowledgeable and seriously working in the sustainability field.
	Governance, internal control, legal affairs	Building a right governance structure contributes to improvement of corporate value. To evolve into a company that appropriately manages risks and is aggressive at the same time, the Company needs Directors and Executive Officers who have sufficient knowledge and experience in the fields of corporate governance, internal control, and legal affairs.
Business operation (items corresponding to the Company’s business characteristics and issues)	Experience in retail industry	The driving force of the Company, which aims to “realize rich and enjoyable diet,” is merchandize development capability and ability to sell the merchandize. To lineup tasty products at reasonable prices in abundance and to create a selling floor where customers can enjoy choosing products, the Company needs Directors and Executive Officers who are not only knowledgeable in merchandize but also have abundant experience in retailing including manufacturing knowledge, merchandize development, and MD.
Merchandize development, MD
	IT, logistics	Retailing is a labor-intensive industry and it is indispensable to improve productivity, to respond to various social issues such as a decline in working-age population given the future low birth rate and ageing society. In addition to automation and labor-saving through utilization of IT, the Company needs to evolve logistics by calculating from delivery to display, and it needs Directors and Executive Officers with solid knowledge and experience in IT and logistics.
	Store opening, store development	Yaoko Group aims to achieve the targets of 500 outlets in Kanto and 1 trillion yen in sales and it needs to build its store network in the Kanto region. To gain dominance in the Kanto region with various store formats including discount stores and secure market share, the Company needs Directors and Executive Officers with rich experience in store opening and development.
	Innovation, new businesses	Though common for all industries, the retail industry in particular adapts to changes and is required to adapt to changes in customer needs. The management needs the ability to closely observe customers and the ability to respond to changes. The Company needs Directors and Executive Officers who have long-term perspectives and are able to understand potential customer needs.